MARVEL AND PARAMOUNT PACT
                        ON DISTRIBUTION FOR MARVEL'S NEW
                        NON-RECOURSE FINANCED FILM SLATE

Los Angeles, CA, April 28, 2005 - Marvel Enterprises, Inc. (NYSE: MVL) and Paramount Pictures, a part of the entertainment operations of Viacom, Inc. (NYSE: VIA and VIAB) announced that they have entered into an agreement under which Paramount will distribute a slate of feature films to be produced by Marvel. Marvel also announced a new, non-recourse financing facility to be provided by Merrill Lynch Commercial Finance Corp. that will allow the company to produce its own slate of feature films based on its renowned comic book characters.

"We are excited to be building our own film slate, and to be doing so using non-recourse financing," said Avi Arad, Chairman and CEO, Marvel Studios. "Paramount Pictures has the most collaborative and creative team in the business to help us market our films. Under its new leadership, we've found Paramount to be exceptional in every way and look forward to working together for a long, long time."

"Marvel has become a marquee entertainment brand," said Brad Grey, Chairman and CEO of Paramount Pictures. "It speaks to Marvel's strength in the marketplace and the great popularity of its brand and characters that Marvel can obtain such innovative financing for its film slate. We are thrilled to partner with them in this new venture."

Marvel has obtained a financing commitment from Merrill Lynch Commercial Finance Corp. for a $525 million non-recourse revolving credit facility over seven years to permit Marvel to fund the production of its film slate. The facility will be secured by the theatrical and motion picture production and distribution rights for ten Marvel characters. The non-recourse element of the structure limits Marvel's cash risk to un-reimbursed development costs and general incremental overhead.

Marvel expects that producing its own slate of films will permit it to obtain greater participation in all revenue streams related to its films and the opportunity to begin building its own film library. The finance structure will also allow Marvel to receive a producer fee for each film and retain all merchandising revenues. Paramount will receive a distribution fee for each film it distributes and will retain worldwide distribution rights in sequels to the films covered under the agreement.

The distribution agreement between Paramount and Marvel specifies that Marvel may deliver up to ten films to Paramount over an eight-year period, with the first titles including "Captain America" and "Nick Fury." Marvel's budgets for each film may range from $45 million to $180 million. The first picture is expected to


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be released in 2007 or 2008. Paramount will not contribute to production costs, although it will provide advance funding of promotion and advertising for the films.

Marvel's financing is subject to numerous contingencies, including the negotiation of definitive financing and distribution agreements. There is no assurance that the financing will be completed.

Relativity Management, Inc. assisted Marvel with the structuring of the financing.

About Marvel Enterprises
------------------------
With a library of over 5,000 characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in three areas: licensing and entertainment (Marvel Studios), comic book publishing and toys. Marvel facilitates the creation of entertainment projects, including feature films, DVD/home video, video games and television programming based on its characters and also licenses its characters for use in a wide range of consumer products and services including apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its publishing segment that continues to expand its leadership position in the U.S. and worldwide, while also serving as an invaluable source of intellectual property.

About Paramount Pictures
------------------------
Paramount Pictures is part of the entertainment operations of Viacom, Inc., one of the world's largest entertainment and media companies and a leader in the production, promotion, and distribution of entertainment news, sports and music.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans and expectations are forward-looking statements that are subject to certain risks and uncertainties, including whether the film slate will close; Marvel's ability to attract and retain creative talent; the popularity of Marvel's films; the expense associated with producing the films; union activity which could interrupt film production; that Marvel has, in the past, worked along side film studios on its film projects; changes or disruptions in the way films are distributed; piracy of films and related products; fluctuations in reported income or loss related to the accounting of film production activities, and Marvel's dependence on a single distributor to distribute films included in the film slate. These and other risks and uncertainties are described in Marvel's Current Report on Form 8-K filed today with the Securities and Exchange Commission. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

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